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                                                                  EXHIBIT 12-A-1

                               Otter Tail Power Company
                  Calculation of Ratio of Earnings to Fixed Charges

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                                                             Year Ended December 31,
                                  -------------------------------------------------------------------------
                                      1992            1993           1994           1995           1996
                                  -------------  -------------  -------------  -------------  -------------

                                                                                               (restated)*
Consolidated Net Income    1      $  26,538,112  $  27,369,011  $  28,474,794  $  28,945,442  $  31,003,946
Add:
  Income Taxes             2      $  13,869,964  $  14,044,332  $  15,881,034  $  16,158,557  $  14,040,144
  Interest Charges**       3      $  13,222,271  $  13,880,870  $  13,749,080  $  15,222,444  $  16,964,898

Adjusted Earnings (1+2+3)  4      $  53,630,347  $  55,294,213  $  58,104,908  $  60,326,443  $  62,008,988

Ratio of Earnings to
  Fixed Charges           (4/3)       4.06            3.98           4.23           3.96           3.66

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                                       For the Nine Months
                                       Ended September 30,
                                  ------------------------------
                                       1996            1997
                                  -------------   --------------
                                   (restated)*
Consolidated Net Income     1     $  23,096,520   $  23,867,727
Add:
  Income Taxes              2     $  10,261,694   $  10,953,169
  Interest Charges**        3     $  12,271,209   $  13,932,092

Adjusted Earnings (1+2+3)   4     $  45,629,423   $  48,752,988

Ratio of Earnings to
  Fixed Charges            (4/3)       3.72            3.50




* Restated to reflect the acquisition of Chassis Liner Corporation on June 30, 1997, which was accounted for under the pooling of interests method.

** Equals fixed charges for purposes of this computation for the Registration Statement on Form S-3 (File No. 333-11153) filed by the Registrant with the Securities and Exchange Committee on August 30, 1996. Interest charges consist of interest on long-term debt, other interest charges and amortization of debt expense, premium and discount.